UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 30, 2005

RSA Security Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25120	04-2916506
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

174 Middlesex Turnpike, Bedford, Massachusetts		01730
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 515-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2005, RSA Security Inc., Cyota, Inc., Powder Acquisition Corporation, a wholly owned subsidiary of RSA Security, and Andrew Zalasin, in his capacity as the Cyota stockholders’ representative, entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, subject to the satisfaction or waiver of the conditions in the Merger Agreement, Powder Acquisition Corporation will merge with and into Cyota, with Cyota as the surviving corporation. Upon the consummation of the merger, Cyota will become a wholly owned subsidiary of RSA Security.

The total consideration to be paid by RSA Security pursuant to the Merger Agreement is approximately $145 million, comprising up to $136 million in cash for all of the outstanding capital stock of Cyota, $5.5 million in cash to fund a three-year retention pool and at least $3.5 million relating to the assumption of all outstanding Cyota stock options. The cash component of the consideration is subject to a post-closing adjustment based on the net working capital of Cyota on the closing date.

Pursuant to the Merger Agreement, at the closing, $13.6 million of the cash consideration to be paid at the closing will be deposited into an escrow fund to secure certain indemnification obligations of the former stockholders of Cyota and to satisfy certain obligations of the former stockholders of Cyota to adjust the base purchase price. On the 12-month anniversary of the closing, the balance of the escrow fund in excess of any amounts held for unresolved claims will be distributed to the former stockholders of Cyota.

The closing of the transaction is conditioned upon customary closing conditions including the receipt of any necessary regulatory approvals.

This description of the Merger Agreement is not a complete statement of the parties’ rights or obligations under the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which will be filed as an exhibit to an amendment to this Report and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 1, 2005, RSA Security’s management committed to a plan to restructure the company’s engineering resources into four core locations around the world. Under the plan, which RSA Security expects will bring greater cost efficiencies to the engineering group and closer coordination to engineering projects, approximately 120 positions will be relocated. All engineering currently based in RSA Security’s offices in Vancouver, San Mateo (California) and New York City will be relocated to Bedford (Massachusetts) or to expanded operations in India and Brisbane, Australia. These transitions will be conducted in phases, with an expected completion date of December 2006. Cyota’s research and development center in Herzelia, Israel will be unaffected under the plan.

RSA Security anticipates the total restructuring program to be substantially complete by December 31, 2006. The program is projected to result in total charges in the range of $10 million to $14 million. RSA Security will begin incurring these charges in the fourth quarter of 2005, continuing through the fourth quarter of 2006. These charges are primarily related to facility closings, in the range of $6 million to $8 million, and headcount reductions associated with relocating engineering resources, in the range of $4 million to $6 million. RSA Security expects annualized cost savings of $4 million to $6 million as a result of these restructuring actions. Due to the phased nature of the headcount changes, RSA Security does not expect to begin realizing the full benefit of these restructuring activities until the fourth quarter of 2006. RSA Security expects that substantially all of the total charges will result in future cash expenditures.

The foregoing are estimates only; RSA Security may further refine these estimates depending upon subsequent developments or additional analysis. RSA Security’s estimates of expenses, cost savings and capital expenditures are forward looking statements; the actual cost savings (if any) achieved may be less, and expenses and expenditures incurred may be more. The actual amounts will depend upon, among other things, final decisions on specific elements of the plan, RSA Security’s ability to successfully implement elements of the plan, the timing of implementation of various plan elements, the absence or occurrence of unexpected costs, negotiations with other parties on certain items, and general economic conditions.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 30, 2005, Jeffrey D. Glidden, RSA Security’s Chief Financial Officer, Senior Vice President, Finance and Operations, and Treasurer, submitted his resignation, effective December 2, 2005.

Item 7.01 Regulation FD Disclosure.

On December 5, 2005, RSA Security issued a press release announcing its entry into a definitive agreement providing for the acquisition of Cyota, Inc., the restructuring of RSA Security’s engineering resources, updated financial guidance for the fourth quarter of 2005, Mr. Glidden’s resignation and other management changes. The full text of the press release is furnished to the Securities and Exchange Commission as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index attached to this Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSA Security Inc.

December 5, 2005	By:	/s/Arthur W. Coviello, Jr.

Name: Arthur W. Coviello, Jr.
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated December 5, 2005, issued by RSA Security Inc.